Exhibit 10.1

SIGNING DAY SPORTS, INC

March 7, 2023

Jeffrey Hecklinski

12541 West Calle de Sol

Peoria, AZ 85383

Re:	Employment Terms

Dear Jeffrey:

Signing Day Sports, Inc. (the “Company”) is pleased to offer you the position of General Manager, on the following terms.

You will be responsible for overseeing the sports platforms and its monetary success and will report to Danny Nelson, CEO. You will work at our facility located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85260. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Subject to and starting as of the date of consummation of the initial public offering of the Company, and subject to the approval of the Company’s Board of Directors or its Compensation Committee, your salary will be $200,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 200,000 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (the “Plan”), as described in the Plan and a Stock Option Agreement to be entered into between you and the Company (“Stock Option Agreement”), including the exercise price and vesting schedule described in the Stock Option Agreement.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. The Company’s current standard benefits program includes medical, dental and life insurance options. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

The Company offers ten vacation days, five sick days, and observes ten holidays per year. Vacation days are accrued per pay period and are not paid out upon termination unless required by state law. Vacation accruals are available for use in the pay period following the completion of 30 days of employment.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by March 9, 2023, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on March 10, 2023. You will also thereby authorize the Company to issue a press release announcing your position, responsibilities and related matters, subject to your review and reasonable comments within one (1) business day of your receipt of a substantially final draft of such press release.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Daniel Nelson
Daniel Nelson Chief Executive Officer

Understood and Accepted:

/s/ Jeffry Hecklinski	3/7/2023
Jeffrey Hecklinski	Date:

Attachment: Employee Confidential Information and Inventions Assignment Agreement